Exhibit 4.4

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of June 12, 2007 (the “Supplemental Indenture”), between VWR INTERNATIONAL, INC., a Delaware corporation (the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION as trustee (the “Trustee”).  Capitalized terms used herein and not otherwise defined are used as defined in the Indenture (as defined below).

WHEREAS there has heretofore been executed and delivered to the Trustee an Indenture, dated as of April 7, 2004, among CDRV Acquisition Corporation and the Trustee, as supplemented by the first Supplemental Indenture, dated as of April 7, 2004, among VWR International, Inc., a Pennsylvania corporation, and the Trustee, and the second Supplemental Indenture, dated as of April 7, 2004, among the Company and the Trustee (as amended and supplemented, the “Indenture”), providing for the issuance of the Company’s 8% Senior Subordinated Notes due 2014 (the “Notes”);

WHEREAS there are now outstanding under the Indenture Notes in the aggregate principal amount of $320,000,000;

WHEREAS Section 902 of the Indenture provides that the Company and the Trustee may amend certain sections of the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding;

WHEREAS the Company desires to amend certain provisions of the Indenture, as set forth in Article I hereof;

WHEREAS the Holders of a majority in aggregate principal amount of the Notes outstanding have consented to the amendments effected by this Supplemental Indenture;

WHEREAS, the Company is representing to the Trustee that the conditions to this Supplemental Indenture, as set forth in Sections 902 and 903 of the Indenture, have been satisfied by the Company; and

WHEREAS all things necessary to make this Supplemental Indenture a valid agreement, in accordance with its terms, have been done.

NOW THEREFORE, this Supplemental Indenture witnesseth that, for and in consideration of the premises contained herein, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

Article I

AMENDMENTS TO INDENTURE

Section 1.1.                                   Amendments to Articles One, Four, Five, and Six.  Upon written notification by the Company to the Trustee on the Acceptance Date (as defined in the Statement (as defined below)), which notice shall include the percentage of Notes then outstanding that did tender and consent, that it has accepted for purchase and payment (the date of such payment, the “Payment Date”) pursuant to the offer to purchase all of the Notes validly tendered pursuant to the Offer to Purchase and Consent Solicitation Statement, dated as of May 30, 2007 (together with any amendments, modifications or supplements thereto, the “Statement”), and then automatically (without further act by any person), with respect to the Notes:

(a) the Company shall be released from its obligations under the following sections of the Indenture, the text and introductory heading to each of which shall be thereby deleted from the Indenture (excluding the section number) and replaced with the text “[Reserved]”: Section 405 (SEC Reports); Section 407 (Limitation on Indebtedness); Section 408 (Limitation on Layering); Section 409 (Limitation on Restricted Payments); Section 410 (Limitation on Restrictions on Distributions from Restricted Subsidiaries); Section 411 (Limitation on Sales of Assets and Subsidiary Stock); Section 412 (Limitation on Transactions with Affiliates); Section 413 (Limitation on Liens); Section 414 (Future Subsidiary Guarantors); Section 415 (Purchase of Notes Upon a Change in Control); clauses (ii) and (iii) of paragraph (a) and all of paragraph (b) of Section 501 (When the Company May Merge, etc.);

(b) failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

(c) the occurrence of the events described in Sections 601(iv), (vi), (vii), (x), and (xi) shall no longer constitute Events of Default;

(d) all definitions set forth in Section 101 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby are deleted in their entirety; and

(e) all cross references to sections or portions thereof, as the case may be, that are deleted hereby are deleted in their entirety.

Article II

MISCELLANEOUS

Section 2.1.                                   Instruments To Be Read Together.  This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

Section 2.2.                                   Confirmation.  The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 2.3.                                   Trust Indenture Act Controls.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision that is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act, the required provision shall control.

Section 2.4.                                   Headings.  The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

Section 2.5.                                   Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

Section 2.6.                                   Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 2.7.                                   Effectiveness; Termination.  The provisions of this Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee in accordance with the provisions of Sections 902 and 903 of the Indenture; provided, that the amendments to the Indenture set forth in Section 1.1 of this Supplemental Indenture shall become operative as specified in Section 1.1 hereof. Prior to the Payment Date, the Company may terminate this Supplemental Indenture upon written notice to the Trustee.

Section 2.8.                                   Acceptance by Trustee.  The Trustee accepts the amendments to the Indenture effected by this Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.

Section 2.9.                                   Responsibility of Trustee.  The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

VWR INTERNATIONAL, INC.

By:
Name:	George Van Kula
Title:	Senior Vice President, General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

SIGNATURE PAGE TO

SENIOR SUBORDINATED NOTES

SUPPLEMENTAL INDENTURE